Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES B PREFERRED STOCK

OF

LORAL SPACE & COMMUNICATIONS INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Loral Space & Communications Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.             Designation. There shall be a series of Preferred Stock that shall be designated as “Series B Preferred Stock” (the “Series B Preferred Stock”) and the number of Shares constituting such series shall be five (5). The rights, preferences, powers, restrictions, and limitations of the Series B Preferred Stock shall be as set forth herein.

2.             Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Board” has the meaning set forth in the Recitals.

“Certificate of Designation” has the meaning set forth in the Recitals.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Corporation” has the meaning set forth in the Preamble.

“Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series B Preferred Stock.

“Liquidation” has the meaning set forth in Section 5.1.

“Liquidation Value” has the meaning set forth in Section 5.1.

“Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized that expressly ranks equally with the Series B Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any Liquidation.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Preferred Stock” has the meaning set forth in the Recitals.

“Redemption Date” has the meaning set forth in Section 7.2.

“Redemption Notice” has the meaning set forth in Section 7.1.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Series B Preferred Stock” has the meaning set forth in Section 1.

“Share” means a share of Series B Preferred Stock.

3.             Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of Series B Preferred Stock shall rank junior to all other series of Preferred Stock, unless such series is expressly made pari passu with, or junior to, the Series B Preferred Stock with respect to such payments.

4.              Dividends.

4.1                Accrual and Payment of Dividends. Dividends on any Share shall be paid only when, as and if declared by the Board therefor, whether such dividend or distribution is payable in cash, securities or other property, or upon a Liquidation or redemption of the Series B Preferred Stock in accordance with the provisions of Section 5 or Section 7, respectively.

4.2                Participating Dividends. If the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, but excluding any dividend or distribution payable on the Common Stock in shares of Common Stock, the Corporation shall simultaneously declare and pay a dividend on the Series B Preferred Stock in the same amount per Share as is paid per share of Common Stock (adjusted for any stock splits or stock dividends subsequent to the date of this Certificate of Designation).

5.             Liquidation.

5.1                Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), subject to the rights of holders of any series of Preferred Stock which may from time to time come into existence, the holders of Shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount per Share held by such holder equal to the sum of (i) $20.08 (adjusted for any stock splits or stock dividends subsequent to the date of this Certificate of Designation) plus (ii) all declared and unpaid dividends, if any, with respect to such Share (the “Liquidation Value”).

5.2                Partial Distributions. If, upon any such Liquidation, the assets of the Corporation to be distributed in respect of the Series B Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designation upon such Liquidation, then the entire assets of the Corporation available to be distributed to the holders of Series B Preferred Stock and Parity Stock shall be distributed pro rata among such holders of Series B Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation with respect to such Series B Preferred Stock or Parity Stock, as applicable.

5.3                Participation on Liquidation if no Common Stock Outstanding. If no shares of Common Stock are issued and outstanding, in addition to and after payment in full of all preferential amounts required to be paid to the holders of Series B Preferred Stock upon a Liquidation under this Section 5, the holders of Shares then outstanding shall be entitled to participate with the holders of any other shares of Preferred Stock entitled to participate in the residual value of the Corporation then outstanding (if any), pro rata on a share-for-share basis as a single class, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

6.              Voting.

6.1                Voting Rights. Except as otherwise expressly provided herein or as required by applicable law, the holders of Series B Preferred Stock shall have no right to vote on any matter submitted to the stockholders of the Corporation for vote, consent or approval, and the Series B Preferred Stock shall not be included in determining the number of shares voting or entitled to vote on such matters. Notwithstanding the foregoing, if no shares of Common Stock and no shares of any series of Preferred Stock holding voting rights equivalent to the voting rights of shares of Common Stock are issued and outstanding, each Share shall be entitled to one vote with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise).

6.2                Action by Written Consent. Whenever holders of Series B Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of at least such number of Shares as would be sufficient to take such action at a meeting of stockholders.

7.             Redemption.

7.1                Redemption. The Corporation may, at any time and from time to time, elect to redeem, pursuant to this Section 7, all, but not less than all, of the Shares then outstanding at the Liquidation Value per Share upon written notice to the holders thereof. The Corporation may exercise such redemption right by delivering written notice (a “Redemption Notice”) to each holder of Series B Preferred Stock, which notice shall include the information required pursuant to Section 7.2.

7.2                Notice of Redemption. Except as otherwise provided herein, the Redemption Notice shall be given to the holders of record of the Shares to be redeemed not more than fifteen (15) days nor less than one (1) day prior to the date on which such redemption is to be made (such date, the “Redemption Date”). Such Redemption Notice shall set forth in reasonable detail (a) the Redemption Date, (b) a calculation specifying the Liquidation Value owed to such holder by the Corporation in respect of each Share called for redemption and held by such holder as of the Redemption Date and (c) the place or places where, and manner in which, certificates for such Shares are to be surrendered. Any notice given as provided in this Section 7.2 shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to give such notice as provided in this Section 7.2, or any defect in such notice, to any holder of Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Shares.

7.3                Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of Shares called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the Shares called for redemption, then, notwithstanding that any certificate for any Shares so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all Shares so called for redemption shall be cancelled and shall cease to be outstanding, and all rights with respect to such Shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Liquidation Value without interest.

[signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President this 24th day of November, 2020.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Avi Katz
	Name:	Avi Katz
	Title:	President, General Counsel and Secretary

[Signature Page to Certificate of Designation of Series B Preferred Stock]